Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED EXCLUSIVITY AGREEMENT

This Second Amended and Restated Exclusivity Agreement (this “Agreement”) is made and entered into as of August 31, 2007, and amends and restates in its entirety that certain Amended and Restated Exclusivity Agreement dated as of June 30, 2005 (the “Original Agreement”) by and among CFSC Capital Corp. XXXIV, a Delaware corporation (“Original Lender”), NCOP Lakes, Inc., a Nevada corporation (“Lakes”), NCO Financial Systems, Inc., a Delaware corporation (“Servicer”), NCO Portfolio Management, Inc., a Delaware corporation (“Parent”), NCO Group, Inc., a Pennsylvania corporation (“NCOG”), NCOP Capital, Inc., a Nevada corporation (“NCOP Capital”), and NCOP Capital I, LLC, a Nevada limited liability company (“NCOP I”), as the same has been amended by a First Amendment to Amended and Restated Exclusivity Agreement dated as of November 20, 2006 (the “First Amendment”). Also added as parties to this Agreement are NCOP/CF, LLC, a Nevada limited liability company (“NCOP/CF”), NCOP-CF II, LLC, a Nevada limited liability company (“NCOP-CF II”), NCOP Capital III, a Nevada limited liability company (“NCOP III”), and NCOP Capital IV, LLC, a Nevada limited liability company (“NCOP IV”). Additional entities may join in this Amended and Restated Exclusivity Agreement as provided herein.

Original Lender has from time to time entered into Credit Agreements (collectively, the “Credit Agreements”) with Lakes, NCOP Capital and NCOP I (collectively, the “Borrowers”). Borrowers are wholly owned subsidiaries of Parent. Original Lender is assigning to CarVal Investors LLC (“CarVal”) all of its rights, title, claim and interest in and to the Original Agreement as amended by the First Amendment (the “Amended Original Agreement”), and any and all rights and benefits associated therewith including, without limitation, all rights of the Original Lender to enforce the Amended Original Agreement. Original Lender is also assigning to Lender (as hereinafter defined), all of its rights, title, claim and interest in and to, and obligations under, the Credit Agreement dated as of November 26, 2002 entered into with NCOP Capital.

An affiliate of Original Lender, CFSC Capital Corp. LXIV, has entered into the NCOP-CVI Marlin, LLC Second Amended and Restated Limited Liability Company Agreement (the “Marlin LLC Agreement”) of even date herewith with an NCO Affiliated Party (as hereinafter defined). The Marlin LLC Agreement contains an exclusivity provision similar to the exclusivity provision contained herein, but is not intended to conflict with this Agreement.

Additional affiliates of Parent may enter into additional Credit Agreements in the future with Lender as contemplated hereby, each of which shall be considered a Credit Agreement for the purposes hereof.

Affiliates of CarVal (collectively the “CarVal Venturers”) may enter into joint investment arrangements (to be negotiated consistent with the terms set forth on Exhibit A) (collectively “Joint Venture Agreements” or “Joint Ventures”) with affiliates of Parent (collectively the “NCO Venturers”) for the purpose of acquiring interests in certain classes of assets described in items 1, 3 and 4 on Exhibit A attached hereto. (The Credit Agreements and Joint Venture Agreements are collectively referred to herein as “Finance Agreements”.)

1. In order to induce Lender and the CarVal Venturers to make loans under the Credit Agreements and investments under the Joint Venture Agreements and as a condition precedent to such loans and investments, the Borrowers, the Parent, the Servicer, NCOP/CF and NCOG (collectively, the Borrowers, the Parent, the Servicer, NCOP/CF and NCOG are herein called the “Grantors”), on behalf of themselves and on behalf of all parties, whether now existing or subsequently formed, including any existing or future NCO Venturers, which are related to, controlling, or controlled by, or under common control with any one or more of the Grantors (either through financial investment or management responsibility), or any member or equity holder of any Grantor which holds fifty percent (50%) or more of the membership or other equity interests in such Grantor (collectively, the “NCO Affiliated Parties”), hereby grant to the Lender or the CarVal Venturers, pursuant to the terms and conditions of this Agreement, the exclusive right to finance (under the terms of the Credit Agreements) or joint venture (under the terms of the Joint Venture Agreements) debt obligations of the following classes (collectively, the “Obligations”) to be acquired by any of the Grantors or any NCO Affiliated Party at any time from and after the date hereof to and including June 30, 2009 or such later date as the parties hereto may subsequently designate in writing (the “Termination Date”). “Obligations” shall include portfolios of debt of the following types:

(a) US-based consumer debt with a purchase price equal to or greater than $1,000,000.

(b) Non- US-based consumer debt.

Anything contained in this Agreement or the Finance Agreements or any other agreement by and among the parties or any of their affiliated parties to the contrary notwithstanding, (i) the exclusivity rights granted by Grantors to Lender are hereby modified to exclude the United Kingdom and Europe from this arrangement, (ii) the exclusivity rights granted by Grantors to Lender are hereby modified to exclude One Equity Partners II, LP (“Sponsor”) and any of Sponsor’s affiliates, successors or assigns, and (iii) to the extent the provisions of this Agreement conflict with the provisions of the Marlin LLC Agreement, the Marlin LLC Agreement shall control. The parties hereby acknowledge and confirm that Grantors and any NCO Affiliated Party shall be relieved from the exclusivity obligation to Lender as such as applicable to Obligations arising in the United Kingdom or Europe.

2. The Grantors agree, on behalf of themselves and on behalf of each NCO Affiliated Party, that in the event any Grantor or any NCO Affiliated Party desires to purchase any Obligations, such Grantor or such NCO Affiliated Party, as applicable, shall not purchase such Obligations until the Lender or appropriate CarVal Venturer shall have been given the opportunity to exercise its exclusive right to finance or invest in the purchase of such Obligations pursuant to the terms of this Agreement and a Finance Agreement. Thereafter, the Financier (as defined below) shall accept or reject such Finance Request (as defined below) within 5 days in accordance with the provisions of the applicable Finance Agreement. Failure to accept such a request within 5 days in accordance with the provisions of the applicable Finance Agreement shall be deemed a rejection. The economic terms pertaining to advance rates, equity participations and residual sharing arrangements with respect to classes of transactions shall be as set forth on Exhibit A attached hereto; provided, however, that the Lender, or the appropriate

CarVal Venturer, in its sole discretion, may agree to economic terms more favorable to the Grantor or the NCO Affiliated Party on a transaction-by-transaction basis.

3. In the event that any of the Grantors or any NCO Affiliated Party desires to purchase any Obligations, the Grantors shall cause the appropriate Borrower or NCO Venturer (a “Purchaser”) that is the proposed Purchaser to provide to the Lender or the appropriate CarVal Venturer (a “Financier”) with respect to such Obligations a request (“Finance Request”) and a related bid package in accordance with the provisions of the applicable Finance Agreement. Thereafter, the Financier shall accept or reject such Finance Request within 5 days in accordance with the provisions of the applicable Finance Agreement. Failure to accept such a request within 5 days in accordance with the provisions of the applicable Finance Agreement shall be deemed a rejection. If the Financier accepts such Finance Request, in the case of a transaction subject to a Credit Agreement and the Borrower is the winning bidder and elects to close on the purchase, (i) the Borrower shall borrow thereunder in its own name and acquire the assets therein described in its own name or (ii) the Borrower shall request that the Lender enter into a new set of loan documents with a newly created entity owned by the owners of the Borrower (herein, a “New Borrower”), on substantially the same terms and conditions as the loan documents contemplated by the existing Credit Agreement for NCOP Capital or hereby and, upon consummation of the execution and delivery of such new loan documents in form and content acceptable to the Lender (the “New Loan Documents”), satisfaction of all terms and conditions for borrowing thereunder, the Lender shall permit the New Borrower to satisfy the obligations of the Grantors hereunder with respect to such accepted Finance Request. (Upon entering into a Credit Agreement, a New Borrower shall join in this Agreement by executing and delivering to Lender a joinder agreement in the form of Exhibit B attached hereto.) The Grantors shall reimburse the Lender for all costs and expenses, including fees and disbursements of counsel to the Lender, incurred in connection with negotiation, preparation and delivery of the New Loan Documents, which amounts shall be due and payable upon demand of the Lender and shall not be paid from the proceeds of assets acquired. If the Financier accepts such Finance Request, in the case of a transaction subject to a Joint Venture arrangement and the Joint Venture is the winning bidder and elects to close on the purchase, (i) the appropriate Joint Venture shall acquire the assets therein described in its own name or (ii) affiliates of Lender and Parent shall enter into a new Joint Venture Agreement in order to form a newly created Joint Venture (herein, a “New Joint Venture”), on substantially the same terms and conditions contemplated by attached Exhibit A or otherwise hereby and, upon consummation of the execution and delivery of such new Joint Venture documents in form and content acceptable to the respective Joint Venturers (the “New Joint Venture Documents”), satisfaction of all terms and conditions for a purchase thereunder, the CarVal Venturer shall permit the New Joint Venturer to satisfy the obligations of the Grantors hereunder with respect to such accepted Finance Request. (Upon entering into a Joint Venture Agreement, a New Joint Venturer shall join in this Agreement by executing and delivering to Lender a joinder agreement in the form of Exhibit B attached hereto.) If the Financier rejects a Finance Request, thereafter any Grantor or any NCO Affiliated Party (other than an existing Borrower or NCO Joint Venturer) may purchase such Obligations with its own funds, funds from the NCOG’s credit facilities or may obtain financing to purchase such Obligations from another party, provided the economic terms of such requested financing are no more favorable to such other party than those permitted to be offered to the Financier pursuant to the Finance Request submitted to the Financier with respect to such Obligations. A purchase completed in accordance with the requirements of this paragraph shall be referred to as a “Complying Purchase.”

4. In a circumstance where the Parent or an NCO Affiliated Party (other than a Borrower or existing NCO Venturer) desires to purchase Obligations without first complying with the requirements for a Complying Purchase, such Parent or NCO Affiliated Party, as applicable, may do so provided that it shall:

(a) notify the appropriate Lender or CarVal Venturer in writing prior to such purchase, which notice shall include a description of the Obligations to be purchased and the purchase price and estimated purchase expenses for such Obligations;

(b) purchase such Obligations pursuant to a purchase agreement (the “Purchase Agreement”) that is fully assignable to the appropriate Borrower or NCO Venturer;

(c) immediately offer to assign all of such purchaser’s, right, title and interest in and to such Obligations, the Purchase Agreement and any UCC-l financing statement or other security received in connection therewith to the appropriate Purchaser pursuant to an assignment agreement (the “Assignment Agreement”) under which the Parent or such NCO Affiliated Party shall represent and warrant that (1) the Parent or NCO Affiliated Party, as applicable, has not conducted any collection activities outside the ordinary course of business with respect to the Obligations purchased under the Purchase Agreement, and (2) any amount paid by the Purchaser to the Parent or NCO Affiliated Party, as applicable, in connection with the execution and delivery of the Assignment Agreement contains no administrative expense or other fee in favor of the Parent or NCO Affiliated Party, as applicable, and such amount does not, when aggregated with all amounts still owing to the seller under the Purchase Agreement, exceed the purchase price and estimated expenses set forth in the notice in (a) above;

(d) cause a Purchaser or a New Borrower or New Joint Venture to comply with the requirements for a Complying Purchase above;

(e) upon the receipt by a Purchaser or a New Borrower or New Joint Venture of an accepted Finance Request with respect thereto, properly execute and deliver the Assignment Agreement and all other documents required to properly assign all such purchaser’s right, title and interest in and to (i) such Obligations free of all liens, claims or other encumbrances, (ii) the Purchase Agreement and (iii) any UCC-l financing statement or other security received in connection therewith, in each case, to the applicable Purchaser, New Borrower or New Joint Venturer (it being understood and agreed that, in connection with any such transaction, the agreements shall provide that the Financier and each other applicable party receives all of the economic benefits to which it would have been entitled had the Obligations been initially acquired through a Complying Purchase);

(f) at all times prior to the Financier’s rejection of a Finance Request in accordance with the applicable Finance Agreement with respect thereto, treat such Obligations as held in trust for the applicable Purchaser and not as the Parent’s or NCO Affiliated Party’s exclusive property, including, without limitation conducting no collection activities outside the ordinary course of business with respect thereto;

Provided, that, any financing obtained by the Parent or NCO Affiliated Party with respect to any Obligations purchased by the Parent or an NCO Affiliated Party in connection with the above subparagraphs (a) through (f) subsequent to the Financier’s rejection of a Finance Request submitted in connection therewith may not be requested on economic terms more favorable to the lender(s) than those permitted to be offered to the Financier pursuant to the Finance Request so rejected.

5. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by Grantors prior to the Termination Date if either:

(a) all of the following conditions precedent shall have been satisfied:

(1) NCOG, its successors and assigns, shall have requested that the Lender or its affiliates terminate their agreements to consider making any future loans under any Credit Agreement or investments under any Joint Venture Agreement;

(2) NCOG, its successors and assigns, shall have agreed to pay or cause the Borrowers and NCO Venturers to pay a termination fee (the “Termination Fee”) equal to the product of (y) $250,000 and (z) the number of calendar months (or portion thereof) remaining between the effective date of any such termination and the Termination Date, which Termination Fee shall be secured by all collateral securing any obligations of any Borrower under any Credit Agreement and the NCO Venturers’ interest in any assets of any Joint Venture and payable from (x) proceeds of such collateral which would otherwise be allocated to a Borrower under a Credit Agreement or an NCO Venturer under a Joint Venture Agreement, if available, or (y) other funds of the Borrowers, the NCO Venturers or NCOG; and

(3) NCOG, its successors and assigns, and/or the Borrower(s) and NCO Venturers shall have executed and delivered to the Lender a promissory note or notes evidencing the obligation to pay the Termination Fee, which shall provide for monthly payments of $250,000 each, commencing on the first day of the first month following the effective date of any such termination and continuing thereafter until paid in full and each Borrower and NCO Venturer not joining in such note or notes shall have delivered to the Lender its irrevocable guaranty of payment of such promissory note(s), each in form and content acceptable to the Lender.

Or

(b) a CarVal Trigger Event has occurred.

6. The Grantors, by signing below, hereby acknowledge and agree that any failure by the Grantors or any NCO Affiliated Party (including future parties to this Agreement) to comply with the terms and conditions of this Agreement shall constitute an event of default under all Finance Agreements. The Lender and the CarVal Venturers shall be entitled to seek relief pursuant to the Finance Agreements and shall be entitled to independently seek relief for damages under this Agreement, either in equity or at law, against any Grantor, or all Grantors; provided, however, that the Lender and CarVal Venturers shall not seek money damages against any Grantor if such Grantor (i) has not breached a covenant or agreement under this Agreement, and (ii) is not an NCO Affiliated Party of the party which has breached such covenant or agreement. Each party (for itself and its affiliates) hereby waives any right to claim or recover any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together, shall constitute but one and the same instrument. This Agreement shall be binding upon the Grantors and their respective representatives, successors and assigns.

8. Unless the context otherwise requires, as used in this Agreement, the following terms shall have the meanings specified in this Section 8:

(a) “CarVal” shall mean CarVal Investors, LLC, a Delaware limited liability company, a successor to certain Cargill, Incorporated businesses.

(b) “CarVal Affiliate” shall mean any Person directly or indirectly controlling or controlled by or under direct or indirect common control with CarVal. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement or otherwise.

(c) “CarVal Change of Control” shall mean any event, circumstance or occurrence, excluding any initial public offering, that results in (i) Cargill, Incorporated’s holding and owning, directly or indirectly, less than fifty percent (50%) of equity interests of CarVal, (ii) CarVal’s ceasing to be the investment manager of Lender, or (iii) any three of the five CarVal Managers’ ceasing to be employed by CarVal for any reason; provided that, if the person chosen to replace a CarVal Manager is approved in writing by the Grantors (such approval not to be unreasonably withheld) within 180 days of such replacement or the Grantors fail to reject such replacement within 180 days, then the replacement person shall be deemed to be a CarVal Manager and no change shall be deemed to have occurred.

(d) “CarVal Managers” shall mean, collectively and individually, Wes Schiffler, Chuck Anderson, Angie Fenske, Gregg Haugen and Jon Taxdahl.

(e) “CarVal Trigger Event” shall mean (a) any CarVal Change of Control, (b) CarVal’s ceasing to be in the business of financing Asset Pool purchases in substantially the same manner as previously conducted by Cargill, Incorporated, (c) any CarVal Affiliate’s acquiring all of the equity of any company that provides collection services on assets of the type owned by any of the NCO Affiliated Parties and that competes directly with NCO Group, Inc. in the United States, except in the case of any CarVal Affiliate’s acquiring such company in connection with exercising its rights as lender to such company or a similar defensive acquisition in connection with the protection of its previous investment in such company, or (d) CarVal or a CarVal Affiliate, or Cargill Incorporated or an affiliate of Cargill Incorporated, directly purchasing assets of the type owned by a NCO Affiliated Party in the name of CarVal or Cargill, Incorporated.

(f) “Lender” shall mean CVI GVF Finco, LLC, a Delaware limited liability company.

[Signature page follows]

Execution Copy

By signing this Agreement below, the signatories agree to be bound by its terms and conditions as of the date first written above.

Very truly yours,

NCOP LAKES, INC.		NCO FINANCIAL SYSTEMS, INC.

By:	/s/ Albert Zezulinski	By:	/s/ Albert Zezulinski
Its:	President (CEO)	Its:	Executive Vice President

NCO PORTFOLIO MANAGEMENT, INC.		NCO GROUP, INC.

By:	/s/ Gail Susan Ball	By:	/s/ Albert Zezulinski
Its:	VP and Treasurer	Its:	Executive Vice President

NCOP CAPITAL, INC.		NCOP CAPITAL I, LLC

By:	/s/ Albert Zezulinski	By:	/s/ Albert Zezulinski
Its:	President (CEO)	Its:	President (CEO)

NCOP-CF II, LLC		NCOP/CF, LLC
By:	NCOP Nevada Holdings, Inc.

By:	/s/ Albert Zezulinski (Its Manager)	By:	/s/ Albert Zezulinski
Its:	President (CEO)	Its:	President (CEO)

NCOP CAPITAL III, LLC		NCOP CAPITAL IV, LLC
By:	NCOP Nevada Holdings, Inc.

By:	/s/ Albert Zezulinski (Its Manager)	By:	/s/ Albert Zezulinski
Its:	President (CEO)	Its:	President (CEO)

[Signature page 1 to Second Amended and Restated Exclusivity Agreement]

Accepted and agreed to as of August 31, 2007.

CARVAL INVESTORS, LLC

By:	/s/ Greggory S. Haugen
Name:	Greggory S. Haugen
Its:	Executive Vice President

CVI GVF FINCO, LLC

By:	CarVal Investors, LLC, its attorney in fact

By:	/s/ Greggory S. Haugen
Name:	Greggory S. Haugen
Its:	Executive Vice President

[Signature page 2 to Second Amended and Restated Exclusivity Agreement]

EXHIBIT A

Advance Rates/Equity participations/residual sharing etc.

1. For US-based consumer portfolio opportunities equal to or greater than $1,000,000, but less than $4,000,000, the parties shall participate on an equity basis in NCOP-CF II, LLC, with the CarVal Venturer providing 25% of the equity, and the NCO Venturer providing 75% of the equity. No cross collateralization to other loans or investments. The NCO Venturer or its affiliate will be the managing member of the Joint Venture. The CarVal Venturer may, in its sole discretion, agree to an equity allocation more favorable to an NCO Venturer on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

2. For US-based consumer portfolio opportunities equal to or greater than $4,000,000, the parties shall participate with Lender providing the capital under:

(a) the Credit Agreement between Lender and NCOP Capital III dated as of August 31, 2007, as amended from time to time, up to 40% of the acquisition price as debt, which would bear interest at one-month LIBOR or three-month LIBOR, at the discretion of the Borrower, plus 2.50% per annum. NCOP Capital III would provide the remaining amount of the acquisition price with member equity contributions. After repayment of loans to Lender, remaining amounts will be paid to NCOP Capital III for distribution first, to Lender as a member of NCOP Capital III, its capital contribution and return rate of LIBOR plus 2.50%, second, to NCOP Nevada Holdings, Inc., its capital contribution and return rate of LIBOR plus 2.50%, and remaining amounts to each member will be allocated on a 72% (NCOP Capital III) / 28% (Lender) basis. The Lender may, in its sole discretion, agree to an interest rate, an advance rate and a residual interest allocation more favorable to a Borrower on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee;

(b) the Credit Agreement between Lender and NCOP Capital IV dated as of August 31, 2007, as amended from time to time, up to 70% of the acquisition price as debt, which would bear interest at one-month LIBOR or three-month LIBOR, at the discretion of the Borrower, plus 2.5% per annum. NCOP Capital IV would contribute the remaining amount of the acquisition price on an equity basis with a preferred return the same as Lender. After repayment of loans to Lender, NCOP Capital IV and Lender will share residual proceeds from these portfolios on a 72% (NCOP Capital IV) / 28% (Lender) basis. The Lender may, in its sole discretion, agree to an interest rate, an advance rate and a residual interest allocation more favorable to a Borrower on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

3. For non US-based consumer portfolio opportunities the parties shall work in good faith to create entities and a structure that represents economic terms that equate to a 50% / 50%

sharing by a CarVal Venturer and an NCO Venturer of investments and profits taking into consideration appropriate changes for lending, consumer protection, tax and other local laws of the applicable country, as well as currency and foreign exchange risk and expatriation issues. No cross collateralization to other loans or investments. An affiliate of the NCO Venturer will be the managing member of each such Joint Venture. The CarVal Venturer may, in its sole discretion, agree to an equity allocation more favorable to an NCO Venturer on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

Execution Version

EXHIBIT B

Joinder Agreement

[Address of New Borrower]

             ,200

CarVal Investors, LLC

12700 Whitewater Drive

Minnetonka, Minnesota 55343-9439

Attention:

Re:	Amended and Restated Exclusivity Agreement, dated as of August , 2007 (the “Exclusivitv Agreement”), among NCOP LAKES, INC, NCO FINANCIAL SYSTEMS, INC., NCO PORTFOLIO MANAGEMENT, INC., NCO GROUP, INC.. CFSC CAPITAL CORP. XXXIV and other parties thereto

Ladies and Gentlemen:

Please be advised that [Name of New Borrower or New Joint Venturer] (“                    ”) is an affiliate of NCO Financial Systems, Inc., which is a party to the Exclusivity Agreement. As such,                      is an “NCO Affiliated Party” as that term is defined in the Exclusivity Agreement. As an NCO Affiliated Party,                      acknowledges that it is bound by the terms of the Exclusivity Agreement, as if it had been an original party thereto, and herby joins in the agreement as a party.

Very truly yours,

By:
Its:

Accepted and agreed to as of         , 200  .

CarVal Investors, LLC

By:
Its:

B-1